EXHIBIT 10.35

Directors who are not employees of Midas, Inc. or any of its affiliated companies (the “Company”) receive an annual retainer of $25,000, plus $1,000 for each meeting of the Company’s Board of Directors (the “Board”) and each Board Committee meeting attended by such director. The Chairperson of each Board Committee is paid an additional $5,000 annual retainer. In addition, each non-employee director is granted an Annual Director Restricted Stock Award pursuant to the Company’s Stock Incentive Plan. Each Annual Director Restricted Stock Award consists of 1,000 restricted shares of the Company’s Common Stock. These restricted shares become exercisable in equal annual installments on each of the first four anniversaries of the date of grant. In the event of a Change in Control, as defined in the Company’s Stock Incentive Plan, each restricted share will vest and, in certain cases, will be settled in cash by Midas.

In addition to the fees described above, Robert R. Schoeberl, as compensation for his services as Midas’ non-executive Chairman of the Board, receives an annual supplemental director fee in the amount of $25,000 per year.